UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 1, 2016

Air T, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-11720	52-1206400
(Commission File Number)	(IRS Employer Identification No.)

3524 Airport Road

Maiden, North Carolina 28650

(Address of Principal Executive Offices)

(Zip Code)

(828) 464-8741

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 1, 2016, Air T, Inc. (the “Company”) entered into a securities purchase agreement (the “Agreement”) with Sardar Biglari, Biglari Capital Corp. and The Lion Fund II, L.P. (collectively, the “Biglari Group”), pursuant to which the Company purchased 329,738 shares of common stock, par value $0.25 (the “Common Stock”), of the Company for $24.01 per share (the “Per Share Purchase Price”), resulting in an aggregate purchase price of $7,917,009.38. The Per Share Purchase Price is equal, and was determined by reference, to the volume-weighted average price of the Common Stock for the thirty (30) trading days preceding the date of the Agreement.

Pursuant to the terms of the Agreement, for a period of four years following the date of the Agreement, each member of the Biglari Group agreed to customary standstill restrictions (including customary provisions regarding matters submitted to shareholders and other governance matters), and the parties to the Agreement agreed to abide by customary non-disparagement provisions in connection with the parties’ relationship with the Company.

Under the terms of the Agreement, each party to the Agreement has released each other party to the Agreement from all claims that the releasing party has, had or may have against the released party that relate to the investment by The Lion Fund II, L.P. in the Company. The Lion Fund II, L.P. also withdrew its request received by the Company on June 8, 2016 to inspect certain of the Company’s records.

The full text of the Agreement is attached as Exhibit 10.1 to this report and is incorporated herein by reference. The foregoing description does not purport to be a complete summary of the terms of the Agreement and is qualified by reference to Exhibit 10.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIR T, INC.
(Registrant)

Date: July 1, 2016	By:	/s/ Candice L. Otey
Candice L. Otey, Vice President-Finance
Chief Financial Officer, Secretary and Treasurer